Exhibit 99.1 Press Release | For Distribution

Zix Acquires Seattle-Based Erado to Expand Its Unified Archiving, eDiscovery

and Compliance Solutions

Addition of advanced archiving and compliance capabilities enables Zix to address broad customer demand

DALLAS — April 3, 2018—Zix Corporation (Zix), (Nasdaq: ZIXI), a leader in email security, has acquired Seattle-based Erado, a provider of archiving, supervision, eDiscovery, and analytics for the financial sector. With the acquisition, Zix strengthens its comprehensive archiving solutions with unified archiving, supervision, security, and messaging solutions for customers that demand bundled services. With more than 18,000 customers across the financial services vertical, Erado’s long-time focus on helping its customers comply with FINRA and SEC regulations will help further strengthen Zix’s offering for customers with compliance requirements.

“Our customers are increasingly requesting that we provide additional email protection services,” Zix Chief Executive Officer David Wagner said. “The acquisition of Erado enables us to meet our customers’ needs, strengthen our leadership position, and expand our cloud-based archiving capabilities beyond email to all forms of digital communications. This acquisition, together with our Q1 2017 acquisition of Greenview Data, represents the successful continuation of our previously stated growth strategy.”

The acquisition will allow Zix to deliver gold standard solutions for archiving and compliance. This acquisition expands Zix’s cloud-based email archiving capabilities into more than 50 content channels, including social media, instant message, mobile, web, audio, and video. Zix also believes the acquisition will strengthen its relationship with financial services and legal customers by allowing it to offer a more comprehensive archiving solution that helps customers comply with industry regulations.

“Our solutions, and our team, help our customers meet their onerous compliance requirements while improving their workflow and productivity,” said Craig Brauff, Founder and CEO of Erado. “Delivering such an advanced platform has allowed us to earn the trust of customers and grow our business to more than 18,000 customers. We’re excited to join Zix, combine our solutions and people, and increase our customer base to help even more organizations protect their email and businesses. I believe the combination of our two companies is going to prove to be very powerful in the market.”

In addition to its solutions, Zix’s acquisition of Erado is a good fit based on Erado’s expertise in email security and unified archiving and its reputation for outstanding customer success that aligns with Zix’s promise to deliver a superior customer experience.

“Our customers know us as the premier choice. It’s reflected in our solutions, our people and customer engagement from sales to support,” said Wagner. “We are excited that Erado aligns well with that expectation and look forward to welcoming Craig and his entire team of employees and customers to Zix.”

www.zixcorp.com

Press Release | For Distribution

For the full year 2018, Zix expects subscription revenue from the acquisition to contribute approximately $1.5 million and expects operating cash flow to be neutral, but expects net income to decrease approximately $1.0 million due primarily to an anticipated purchase accounting adjustment to deferred revenues. Zix management will provide additional details on the acquisition and financial outlook on the company’s first quarter 2018 earnings call.

About Zix Corporation

Zix Corporation (Zix) is a leader in email encryption. Zix also offers superior solutions in email data loss prevention and email bring your own device (BYOD) security. Zix is trusted by the nation’s most influential institutions in healthcare, finance and government for easy-to-use secure email solutions that meet data protection and compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit zixcorp.com.

Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements about forecasts of sales, cash flow, revenue or earnings, potential benefits of acquisitions or strategic relationships, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Zix on the date this release was issued.

Zix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to Zix’s ability to successfully integrate new acquisitions, market acceptance of new Zix solutions and how privacy and data security laws may affect demand for Zix solutions. Zix may not succeed in addressing these and other risks. Further information regarding factors that could affect Zix financial and other results can be found in the risk factors section of Zix’s most recent filing on Form 10-K with the Securities and Exchange Commission.

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Zix Company Contact Geoff Bibby (214) 370-2241 gbibby@zixcorp.com	Zix Investor Contact Matt Glover and Najim Mostamand, CFA Liolios Group, Inc. (949) 574-3860 ZIXI@liolios.com

www.zixcorp.com